EXHIBIT 4.2
Guaranty
     For value received and in consideration of advances made or to be made, or credit given or to be given, or other financial accommodation afforded or to be afforded to Lighting Science Group Corporation, a Delaware corporation (hereinafter designated as “Borrower”), by Bank of Montreal, Chicago, Illinois (hereinafter called the “Lender”), from time to time, Pegasus Partners IV, L.P. (the “Undersigned”) hereby guarantees the full and prompt payment to the Lender at maturity and at all times thereafter of any and all indebtedness, obligations and liabilities of every kind and nature of the Borrower to the Lender, pursuant to that certain Loan Authorization Agreement of even date herewith between the Lender and the Borrower (the “Loan Agreement”), including, without limitation, any reimbursement obligations in connection with letters of credit issued by the Lender on behalf of the Borrower, howsoever evidenced, whether now existing or hereafter created or arising, whether direct or indirect, absolute or contingent, or joint or several, and howsoever owned, held or acquired, whether through discount, overdraft, purchase, direct loan or as collateral, or otherwise (hereinafter all such indebtedness, obligations and liabilities being collectively referred to as the “Indebtedness”); and the Undersigned further agrees to pay all actual and documented expenses, legal and/or otherwise (including court costs and reasonable attorneys’ fees), paid or incurred by the Lender (i) in endeavoring to collect the Indebtedness, or any part thereof, and (ii) in protecting, defending or enforcing this Guaranty in any litigation, bankruptcy or insolvency proceedings or otherwise (collectively with the Indebtedness, the “Guarantied Obligations”). To the extent that funds are not otherwise readily available for payment on the Guarantied Obligations, the Guarantor shall cause its general partner to promptly make, in any event within two (2) business days after written demand is issued by the Lender under the Loan Agreement for payment of loans or cash collateralization of letters of credit, a capital call as permitted under the Guarantor’s Second Amended and Restated Agreement of Limited Partnership dated as of September 28, 2007, as amended, modified or restated from time to time (the “LP Agreement”) in order to satisfy payment of such demand. The Undersigned shall provide a copy of such capital call notice to the Lender immediately after issuance. Notwithstanding anything to the contrary contained herein, prior to the 14th business day following written demand pursuant to the Loan Agreement for payment of the loans and/or cash collateralization of letters of credit thereunder, the Lender shall not exercise any rights or remedies hereunder to collect amounts owing under this Guaranty.
     The Undersigned further acknowledges and agrees with the Lender that:
     1. This Guaranty is a continuing, absolute and unconditional guaranty, and shall remain in full force and effect until written notice of its discontinuance shall be actually received by the Lender, and also until any and all of the Indebtedness created, existing or committed to before receipt of such notice shall be fully paid. The dissolution of the Undersigned shall not terminate this Guaranty until notice of such dissolution shall have been actually received by the Lender, nor until all of the Indebtedness created or existing before receipt of such notice shall be fully paid.
     2. In case of the dissolution, liquidation or insolvency (howsoever evidenced) of, or the institution of bankruptcy or receivership proceedings against the Borrower or the

Undersigned, all of the Indebtedness then existing shall, at the option of the Lender, immediately become due or accrued and payable from the Undersigned. All dividends or other payments received from the Borrower or on account of the Indebtedness from whatsoever source, shall be taken and applied as payment in gross, and this Guaranty shall apply to and secure any ultimate balance that shall remain owing to the Lender.
     3. The liability hereunder shall in no way be affected or impaired by (and the Lender is hereby authorized to make from time to time, without notice to anyone), any sale, pledge, surrender, compromise, settlement, release, renewal, extension, indulgence, alteration, substitution, exchange, change in, modification or other disposition of any of the Indebtedness, either express or implied, or of any contract or contracts evidencing any of the Indebtedness, or of any security or collateral therefor. The liability hereunder shall in no way be affected or impaired by any acceptance by the Lender of any security for or other guarantors upon any of the Indebtedness, or by any failure, neglect or omission on the part of the Lender to realize upon or protect any of the Indebtedness, or any collateral or security therefor, or to exercise any lien upon or right of appropriation of any moneys, credits or property of the Borrower, possessed by the Lender, toward the liquidation of the Indebtedness, or by any application of payments or credits thereon. The Lender shall have the exclusive right to determine how, when and what application of payments and credits, if any, shall be made on the Indebtedness, or any part thereof. In order to hold the Undersigned liable hereunder, there shall be no obligation on the part of the Lender, at any time, to resort for payment to the Borrower or to any other guaranty, or to any other persons or corporations, their properties or estates, or resort to any collateral, security, property, liens or other rights or remedies whatsoever, and the Lender shall have the right to enforce this Guaranty irrespective of whether or not other proceedings or steps seeking resort to or realization upon or from any of the foregoing are pending.
     4. All diligence in collection or protection, and all presentment, demand, protest and/or notice, as to any and everyone, whether or not the Borrower or the Undersigned or others, of dishonor and of default and of non-payment and of the creation and existence of any and all of the Indebtedness, and of any security and collateral therefor, and of the acceptance of this Guaranty, and of any and all extensions of credit and indulgence hereunder, are waived. No act of commission or omission of any kind, or at any time, upon the part of the Lender in respect to any matter whatsoever, shall in any way affect or impair this Guaranty.
     5. The Undersigned will not exercise or enforce any right of exoneration, contribution, reimbursement, recourse or subrogation available to the Undersigned against any person liable for payment of the Indebtedness, or as to any security therefor, unless and until the full amount owing to the Lender on the Indebtedness has been paid and the payment by the Undersigned of any amount pursuant to this Guaranty shall not in any way entitle the Undersigned to any right, title or interest (whether by way of subrogation or otherwise) in and to any of the Indebtedness or any proceeds thereof or any security therefor unless and until the full amount owing to the Lender on the Indebtedness has been paid.
     6. The Lender may, in accordance with, and subject to the terms of, the Loan Agreement, sell, assign or transfer all of the Indebtedness, or any part thereof, or grant participations therein, and in that event each and every immediate and successive assignee, transferee, or holder of or participant in all or any part of the Indebtedness, shall have the right to enforce this Guaranty, by suit or otherwise, for the benefit of such assignee, transferee, holder or participant, as fully as if such assignee, transferee, holder or participant were herein by name specifically given such rights, powers and benefits; but the Lender shall have an unimpaired right to enforce this Guaranty for the benefit of the Lender or any such participant, as to so much of the Indebtedness that it has not sold, assigned or transferred.
     7. The Undersigned waives any and all defenses, claims and discharges of the Borrower, or any other obligor, pertaining to the Indebtedness, except the defense of discharge by payment in full. Without limiting the generality of the foregoing, the Undersigned will not assert, plead or enforce against the Lender any defense of waiver, release, discharge in bankruptcy, statute of limitations, res judicata, statute of frauds, anti-deficiency statute, fraud, incapacity, minority, usury, illegality or unenforceability which may be available to the Borrower or any other person liable in respect of any of the Indebtedness, or any setoff available against the Lender to the Borrower or any such other person, whether or not on account of a related transaction.
     8. If any payment applied by the Lender to the Indebtedness is thereafter set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, any payment set aside, recovered, rescinded or required to be returned (i) pursuant to any intercreditor or subordination entered into in connection with the Indebtedness, or (ii) due to the bankruptcy, insolvency or reorganization of the Borrower or any other obligor), the Indebtedness to which such payment was applied shall for the purposes of this Guaranty be deemed to have continued in existence, notwithstanding such application, and this Guaranty shall be enforceable as to such of the Indebtedness as fully as if such application had never been made and whether or not this Guaranty purports to be released.
     9. The liability of the Undersigned under this Guaranty is in addition to and shall be cumulative with all other liabilities of the Undersigned to the Lender as guarantor of the Indebtedness, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
     10. Any invalidity or unenforceability of any provision or application of this Guaranty shall not affect other lawful provisions and applications hereof, and to this end the provisions of this Guaranty are declared to be severable. This Guaranty shall be construed according to the law of the State of New York, in which State it shall be performed by the Undersigned and may not be waived, amended, released or otherwise changed except by a writing signed by the Lender.
     11. This Guaranty and every part thereof shall be effective upon delivery to the Lender, without further act, condition or acceptance by the Lender, shall be binding upon the Undersigned, and upon the successors and assigns of the Undersigned, and shall inure to the benefit of the Lender, its successors, legal representatives and assigns. The Undersigned waives notice of the Lender’s acceptance hereof.

     12. So long as this Guaranty is in effect, the Guarantor agrees to furnish financial information of the Guarantor to the Lender upon reasonable request of the Lender from time to time. Such information shall be furnished as soon as reasonably possible, but in any event within 30 days after request by the Lender (to the extent that such financial information is readily available or can reasonably be prepared within such 30-day period, otherwise as soon as practicable thereafter). Without any such request but only so long as this Guaranty is in effect, the Guarantor shall furnish, or cause to be furnished, to the Lender:
     (a) as soon as available, and in any event (i) each time Borrower requests a Loan (other than a Loan to pay accrued and unpaid interest, unreimbursed draws under a letter of credit or letter of credit fees) or letter of credit from the Lender and (ii) within 30 days after the last day of each quarter, a certificate as of such date in the form, or substantially the form of Exhibit A hereto, properly completed and certified by the Guarantor;
     (b) as soon as available, and in any event within 60 days after the close of each fiscal quarter of the Guarantor (other than the last fiscal quarter of each fiscal year), a copy of the Guarantor’s balance sheet as of the last day of such fiscal quarter and its statements of income and partners’ capital for the fiscal quarter and for the fiscal year-to-date period then ended, prepared by the Guarantor in accordance with GAAP (subject to the absence of footnotes and normal year-end adjustments) and certified to by its chief financial officer or such other officer reasonably acceptable to the Lender; and
     (c) as soon as available, and in any event within 150 days after the close of fiscal year 2008 and within 120 days after the close of each fiscal year of the Guarantor thereafter (or, if later, such date by which such financial statements are reasonably expected to be available, as specified by the Guarantor to the Lender prior to the 120th day after the close of the relevant fiscal year), a copy of the Guarantor’s balance sheet as of the last day of the fiscal year then ended and its statements of income and partners’ capital and cash flows for the fiscal year then ended, and accompanying notes thereto, accompanied by an unqualified (as to going concern) opinion of Deloitte & Touche or another firm of independent public accountants of recognized standing, selected by the Guarantor and reasonably satisfactory to the Lender to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial condition of the Guarantor as of the close of such fiscal year and the results of our operations and cash flows for the fiscal year then ended.
     14. So long as this Guaranty is in effect, the Undersigned shall not incur any additional debt or guarantees other than the loans and the guarantees in favor of the Lender except guarantees or other credit support supporting the obligations of its portfolio companies so long as the aggregate amount of outstanding indebtedness and all outstanding guarantees (or other credit support) of the Undersigned does not exceed 80% of the Guarantor’s uncalled Capital Commitments (as defined in the LP Agreement). So long as this Guaranty is in effect, neither the Undersigned nor the general partner of the Undersigned shall grant or permit to exist any lien, security interest, encumbrance on, or an assignment of (a) the Capital Commitments,

(b) the Undersigned’s or the general partner of the Undersigned’s right to issue Call Notices (as defined in the LP Agreement), or (c) proceeds of any Capital Contributions (as defined in the LP Agreement) to secure any loans or for any other purpose without the prior written approval of the Lender, such approval to be granted at the sole discretion of the Lender; provided, however, that the Undersigned or the general partner of the Undersigned may grant such a security interest so long as the Undersigned’s obligations to the Lender are equally and ratably secured with such security interest and an intercreditor agreement is in place with the other lender that is reasonably satisfactory to the Lender. This provision is subject to amendment upon the written consent of both the Lender and the Undersigned.
[Signature Page Follows]

     Signed and delivered by the Undersigned, at Chicago, Illinois, this 25th day of July, 2008. The Undersigned acknowledges receipt of a completed copy of this Guaranty as of the time of execution.

Pegasus Partners IV, L.P.

By:	Pegasus Investors IV, L.P., its
general partner

By:	Pegasus Investors IV GP, L.L.C., its
general partner

By:	/s/ Richard Weinberg

Printed Name: Richard Weinberg
Its: Vice President

Solely as to Section 14:

Pegasus Investors IV, L.P.

By:	Pegasus Investors IV GP, L.L.C., its
general partner

By:	/s/ Richard Weinberg

Printed Name: Richard Weinberg
Its: Vice President

Certificate of Status
of
Pegasus Partners IV, L.P.
Date: July 25, 2008
     Pegasus Partners IV, L.P., a Delaware limited partnership (the “Guarantor”), does hereby certify that:
     1. Richard Weinberg is Vice President (the “Vice President”) of Pegasus Investors IV GP, L.L.C., a Delaware limited liability company (the “Ultimate GP”), which is the general partner of Pegasus Investors IV, L.P. (the “General Partner”), which is the general partner of the Guarantor.
     2. This Certificate is being delivered to BMO Capital Markets Financing, Inc. and Bank of Montreal (each a “Lender” and together the “Lenders”) in connection with, and may be relied upon by the Lenders in connection with, their extension of credit from time to time to the Guarantor, or any Portfolio Company of the Guarantor and the guaranty of that credit by the Guarantor to the Lenders (the “Guaranty”). This Certificate of Status supersedes any Certificate of Status previously delivered by the Guarantor to the Lenders or any of their affiliates in connection with any loans or other extensions of credit from time to time to the Guarantor or any Portfolio Company of the Guarantor by the Lenders or any affiliate thereof or any Guaranty thereof by the Guarantor.
     3. Richard Weinberg, as the Vice President and authorized signatory of the Ultimate GP (the “Authorized Signatory”), only in his capacity as the Vice President of the Ultimate GP and not in his individual capacity, and the Ultimate GP, in its capacity as general partner of the General Partner, and the General Partner, in its capacity as general partner of the Guarantor, have each secured proper authorization to enter into the Guaranty and to execute all instruments and documents in connection therewith, in compliance with the Guarantor’s Second Amended and Restated Agreement of Limited Partnership, dated as of September 28, 2007 (as amended from time to time, the “Guarantor’s Agreement of Limited Partnership”). The Guarantor has incurred indebtedness and become liable on guarantees, and will continue to incur indebtedness and become liable on guarantees, in each case only to the extent the same can be done in compliance with the Guarantor’s Agreement of Limited Partnership. The Authorized Signatory’s actions on behalf of the Ultimate GP (as the general partner of the general partner of the Guarantor) and the General Partner’s actions on behalf of the Guarantor, have been taken in compliance with the following agreements true and correct copies of which have been previously delivered to the Lenders: (a) the Guarantor’s Agreement of Limited Partnership, (b) the General Partner’s Limited Partnership Agreement, dated as of September 29, 2006 (as amended from time to time, the “General Partner’s Limited Partnership Agreement”) and (c) the Ultimate GP’s Amended and Restated Limited Liability Company Agreement dated as of January 29, 2007 (as amended from time to time, the “Ultimate GP’s Operating Agreement”).
     4. The aggregate amount of outstanding indebtedness of the Guarantor as of the date hereof is $5,783,333.
     5. The aggregate amount of Capital Commitments to the Guarantor as of the date hereof is $750,000,000.
     6. The aggregate amount of outstanding guarantees (after giving effect to the Guaranty) on which the Guarantor is liable as of the date hereof is $30,000,000.

     7. The aggregate amount of uncalled Capital Commitments to the Guarantor as of the date hereof is $452,662,414 (including $1,221,490 of distributions to the Guarantor’s Limited Partners subject to recall pursuant to the Guarantor’s Agreement of Limited Partnership).
     8. The aggregate amount of Capital Contributions made to the Guarantor as of the date hereof is $298,091,147.
     9. (a) The aggregate amount of outstanding investments that the Guarantor has in any one Portfolio Company does not as of the date hereof and will not at any time hereafter exceed the investment limitation on the Guarantor’s aggregate Capital Commitments as set forth in Section 2.1(c) of the Guarantor’s Agreement of Limited Partnership (as in effect from time to time).
     (b) The aggregate amount (without duplication) of outstanding indebtedness of the Guarantor (and together with the aggregate amount of outstanding guarantees of Guarantor) does not as of the date hereof and will not at any time hereafter exceed 80% of the Guarantor’s available uncalled Capital Commitments.
     10. The aggregate amount of Call Notices made on the Guarantor’s Limited Partners since the most recently completed fiscal quarter of the Guarantor is $20,004,012.
     11. Intentionally deleted.
     12. We will promptly notify you upon our becoming aware (i) of the occurrence of any event which would give any one or more of our Limited Partners the right to terminate or suspend its Capital Commitment, whether in whole or in part and whether or not contingent upon the passage of time or the giving of notice or both, (ii) of any event which would permit a Limited Partner to withdraw from the Guarantor, (iii) of the occurrence of a Defaulting Partner as defined in Section 3.1(e) of the Guarantor’s Agreement of Limited Partnership, (iv) of any event or agreement which would excuse or exclude a Limited Partner from participating in any capital call relating to the Guarantor, (v) of the formation of any Parallel Vehicle or Alternative Investment Vehicle or Co-Investment Vehicle or Special Purpose Investment Vehicle or Feeder Fund, (vi) of the occurrence of any event of dissolution as described in Section 9.1 of the Guarantor’s Agreement of Limited Partnership and (vii) of the termination or suspension of the Commitment Period whether in accordance with Guarantor’s Agreement of Limited Partnership or otherwise.
     13. The Lenders may rely conclusively upon the General Partner’s certification that it is acting on behalf of the Guarantor and that its acts are authorized. The Ultimate GP’s signature on behalf of the General Partner’s signature is sufficient to bind the Guarantor for all purposes.
     14. The undersigned is an officer of the Ultimate GP.
     15. We will promptly notify you upon the death, incapacitation or cessation of involvement in the management of Guarantor of Craig M. Cogut and Rodney Cohen.
     16. The Commitment Period shall end on October 24, 2012, unless earlier terminated or extended in accordance with the terms of the Guarantor’s Agreement of Limited Partnership. We will promptly notify you upon such early termination or extension of the Commitment Period.
     17. The Guarantor’s Agreement of Limited Partnership, the General Partner’s Limited Partnership Agreement and the Ultimate GP’s Operating Agreement have not been amended or otherwise modified since June 16, 2008, except by instruments, true and correct copies of which have been previously delivered to the

Lenders. There are no side letters or other agreements (as referred to in Section 11.6 of the Guarantor’s Agreement of Limited Partnership) which would prohibit the Guarantor from entering into or performing its obligations under the Guaranty or affect the applicable Limited Partners’ obligations to honor capital calls as set forth in such Agreement of Limited Partnership or create obligations on the Guarantor to repurchase partnership interests or redeem the interest of a Limited Partner in the Guarantor, in each case except as provided in such Agreement of Limited Partnership.
     18. So long as the Guaranty is in effect, the Guarantor shall not incur any additional debt or guarantees other than loans from and guarantees in favor of the Lenders, except for guarantees or other credit support supporting the obligations of its Portfolio Companies so long as the aggregate amount of all outstanding indebtedness and outstanding guarantees (or other credit support) of the Guarantor does not exceed 80% of the Guarantor’s aggregate uncalled Capital Commitments. So long as the Guaranty is in effect, neither the Guarantor nor the General Partner shall grant or permit to exist any lien, security interest, encumbrance on, or an assignment of, the Capital Commitments, the Guarantor’s or the General Partner’s right to call capital or to issue Call Notices, or proceeds of any Capital Contributions to secure any loans or for any other purpose without the prior written approval of the Lenders, such approval to be granted at the sole discretion of the Lenders; provided, however, that the Guarantor or the General Partner may grant such a security interest so long as the Guarantor’s obligations to the Lenders are equally and ratably secured with such security interest and an intercreditor agreement is in place with the other lender that is reasonably satisfactory to the Lenders. The requirements set forth in this paragraph #18 are subject to amendment upon the written consent of both the Lenders and the Guarantor.
     19. The General Partner represents and warrants that it will not consent to or act in its discretion to effect an early termination of the Commitment Period or an early dissolution of the Guarantor at any time that the Guarantor has any outstanding indebtedness or guarantees to the Lenders.  If the Guarantor does not have any outstanding indebtedness or guarantees to the Lenders, the General Partner will not consent to or act in its discretion to effect an early dissolution or termination of the Guarantor without first providing the Lenders written notice of its intention to do so.
     20. The General Partner represents and warrants that it will not act in its discretion to reduce the aggregate Capital Commitments if after giving effect thereto the aggregate uncalled Capital Commitments of the Guarantor would not be in compliance with the provisions of this Certificate. If the Guarantor does not have any outstanding indebtedness or guarantees to the Lenders, the General Partner will not act in its discretion to reduce the Capital Commitments without first providing the Lenders written notice of its intention to do so.
     21. The General Partner shall promptly notify the Lenders of any assignments of limited partnership interests in the Guarantor.
     22. No Investment or action has been made by the Guarantor in contravention of the Guarantor’s Agreement of Limited Partnership.
     23. Promptly after receipt, we will provide you with copies of all agreements for capital subscriptions, and upon the Lenders’ reasonable request any other documentation, received in connection with the admission of an additional Limited Partner to the Guarantor (to the extent that such information can be shared without violations of confidentiality provisions binding on us).

     24. The General Partner has not excused or excluded any Limited Partner from participating in an Investment whether pursuant to Article 4 of the Guarantor’s Agreement of Limited Partnership or otherwise other than those disclosed to the Lenders prior to the date hereof.
     25. No Limited Partner has been required or permitted to withdraw from the Guarantor whether pursuant to Section 3.1(c)(vi) of the Guarantor’s Agreement of Limited Partnership or otherwise other than those disclosed to the Lenders prior to the date hereof.
     26. Within two (2) business days after written demand for payment by the Lenders in connection with the obligations of the Guarantor, the General Partner or the Portfolio Companies under the Loan Documents, to the extent that funds are not otherwise available to the Guarantor to satisfy such obligations, the General Partner shall immediately make a capital call on the Limited Partners of the Guarantor in order to satisfy payment of such demand, provided that the Guarantor shall have fourteen (14) business days to honor any such demand.
     27. The Guarantor hereby agrees to notify the Lenders in the event of any change of which it becomes aware which would reasonably be expected to cause any of the above representations and warranties to cease to be true and correct in any material respect.
[Signature Page to Follow]

     All capitalized terms used above without definition shall have the same meanings herein as such terms have in the Guarantor’s Agreement of Limited Partnership. This agreement is dated as of the date first written above.

Pegasus Partners IV, L.P.

By:	Pegasus Investors IV, L.P., its
general partner

By:	Pegasus Investors IV GP, L.L.C., its
general partner

By:

Printed Name: Richard Weinberg
Its:	Vice President

Solely as to Sections 18, 19, 20, 21, 24 and 26:

Pegasus Investors IV, L.P.

By:	Pegasus Investors IV GP, L.L.C., its
general partner

By:

Printed Name: Richard Weinberg
Its:	Vice President

Exhibit A